Exhibit 99.1

CPI Card Group Inc. Announces Investments by its Chairman and Tricor Pacific Capital

Date: December 5, 2025

Littleton, CO — (BUSINESS WIRE) -- CPI Card Group Inc. (Nasdaq: PMTS) (“CPI” or the “Company”), a payments technology company and leading provider of payment cards and related digital solutions, today announced that Tricor Pacific Capital Inc. (the “Tricor Family Office”) has purchased 1.9 million shares of CPI common stock and H. Sanford (Sandy) Riley, Chairman of the Board of CPI, has purchased 0.2 million shares of CPI common stock from the Company’s significant stockholder, Parallel49 Equity, ULC (“Parallel49”), in privately negotiated transactions.

Following these transactions, Parallel49’s ownership position in CPI common stock has been reduced from 4.8 million shares (approximately 42% of shares outstanding) to 2.7 million shares (approximately 24% of shares outstanding). Parallel49 originally invested in CPI in 2007 and retained ownership of nearly 60% of outstanding shares following CPI’s IPO in 2015.

The Tricor Family Office has been an indirect investor in CPI for nearly 20 years through an investment in the Parallel49 funds. In October 2024, the Tricor Family Office initiated a direct position in CPI common stock with a purchase of 0.25 million shares in a secondary offering of CPI shares enacted by Parallel49. Following today’s announced transaction, the Tricor Family Office increased its direct ownership of CPI common stock to 2.2 million shares, or nearly 20% of shares outstanding.

“We are excited to materially increase our investment in CPI, as we believe the company provides significant opportunities and a promising growth trajectory,” said Rod Senft, Chairman of the Tricor Family Office. “This investment strengthens our commitment to CPI and its leadership team and underscores our confidence in the company’s strategy. We look forward to supporting CPI for years to come to ensure governance continuity and strong alignment to drive shareholder value.”

Sandy Riley, Chairman of the Board of CPI, said “We are delighted to have Rod Senft and the Tricor Family Office’s expanded commitment to support the execution of CPI’s strategy. My increased personal investment also demonstrates my continued confidence in CPI’s future prospects.”

“We are extremely pleased to have the support of Rod Senft and the Tricor Family Office and our Chairman, Sandy Riley, as we execute our strategy to grow and diversify the business, including through digital solutions expansion,” said John Lowe, President and CEO of CPI. “We believe this transaction will support our shareholders, as the purchase of these shares by committed investors helps provide greater clarity on our long-term ownership structure.”

Pursuant to the transactions, CPI’s Board of Directors has approved the grant of share registration and director nomination rights to the Tricor Family Office. The Tricor Family Office and H. Sanford Riley have also entered into lock-up agreements with the Company, restricting the sale or disposal of shares acquired in this transaction for a one-year period from the date of the agreement.

About CPI Card Group Inc.

CPI Card Group is a payments technology company providing a comprehensive range of payment cards and related digital solutions. With a focus on building personal relationships and earning trust, we help our customers navigate the constantly evolving world of payments, while delivering innovative solutions that spark connections and support their brands. We serve clients across industry, size, and scale through our team of experienced, dedicated employees, our network of technology and card service providers, and our high-security production facilities, all located in the United States. CPI is committed to exceeding our customers’ expectations, transforming our industry, and enhancing the way people pay every day. Learn more at www.cpicardgroup.com.

About Tricor Pacific Capital

Tricor Pacific Capital is a Vancouver-based, family-owned investment firm that partners for the long term with well managed, enduring businesses. With over 30 years of experience and more than 100 private company investments, Tricor provides its own capital and operating expertise to help companies grow while preserving their legacy and values.

Forward-Looking Statements

Certain statements and information in this release (as well as information included in other written or oral statements we make from time to time) may contain or constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “estimate,” “project,” “expect,” “anticipate,” “affirm,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “continue,” “committed,” “attempt,” “aim,” “target,” “objective,” “guides,” “seek,” “focus,” “provides guidance,” “provides outlook” or other similar expressions are intended to identify forward-looking statements, which are not historical in nature. These statements include those related to CPI’s partnership with Tricor and the Tricor Family Office; expectations for CPI’s long-term opportunities and growth; anticipated benefits of the Tricor Family Office’s and Chairman’s investments; and expectations regarding expansion into digital solutions. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us and other information currently available. Such forward-looking statements, because they relate to future events, are by their very nature subject to many important risks and uncertainties that could cause actual results or other events to differ materially from those contemplated, including risks that are described in Part I, Item 1A, Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 4, 2025, in Part II, Item 1A, Risk Factors of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 filed with the SEC on May 7, 2025, and our other reports filed from time to time with the Securities and Exchange Commission (the “SEC”).

We caution and advise readers not to place undue reliance on forward-looking statements, which speak only as of the date hereof. These statements are based on assumptions that may not be realized and involve risks and uncertainties that could cause actual results or other events to differ materially from the expectations and beliefs contained herein. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

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Contacts:

CPI Card Group Inc. Investor Relations:

(877) 369-9016

InvestorRelations@cpicardgroup.com